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                                                                    EXHIBIT 10.8

                       [SKYSTREAM CORPORATION LETTERHEAD]

                                                          Friday, April 17, 1998

Clint Chao
590 Hermosa Way
Menlo Park, CA 94025
(650) 328-6535

Dear Clint:

I am pleased to offer you the position of Vice President of Marketing at SkyStream Corporation. You will report to myself, Jim Olson, President and Chief Executive Officer. In this position, you will be responsible for all aspects of SkyStream's marketing activities. As Vice President of marketing you will receive a starting base salary of one hundred sixty thousand dollars ($160,000) per year. You will receive an annual bonus payment of $20,000 for meeting mutually agreed objectives. You and I will set these objectives within the first 60 days of your employment at SkyStream. Your salary shall be paid twice per month and is subject to withholding for federal, state and other applicable taxes.

Further, we will recommend to SkyStream's Board of Directors that you be granted incentive stock options to purchase 250,000 shares of SkyStream common stock which will vest over a four year vesting schedule from the date of your employment. Vesting will be annual vesting for the first year and monthly vesting the following three years. At your option, you may elect to exercise your stock options subject to a company Repurchase Right (the "Repurchase Right"), that would lapse on the same schedule that the stock options would normally vest.

As an employee of SkyStream, you and your dependents will be entitled to SkyStream medical, dental, vision, EAP, 401(k), LTD and Life Insurance benefits as made available to all SkyStream employees. Information on the details of our plans will be delivered to you separately.

When you report to work, you will be expected to execute our standard company agreement relative to patents, inventions and confidential information.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time for any reason or for no reason, subject to the terms hereof and your rights to compensation hereunder. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject of employment, and supersedes any prior discussions.

This offer is effective through Tuesday, April 21, 1998. It will expire if not accepted in writing by that date. I anticipate your start date to be Monday, May 4, 1998, or earlier. I look forward to your acceptance. Please sign and return one of these letters upon acceptance, and retain the other letter for your records.

Clint, we are all excited about you joining SkyStream. We believe that your background and accomplishments are ideal for what we need. I am confident that you are the right person to lead our marketing function and become a valuable member of my executive team. The video networking and distribution market is poised to explode and we excitedly look forward to exploring that opportunity with you at SkyStream.

Sincerely,

/s/ JAMES D. OLSON

James D. Olson
----------------------------
President and Chief Executive Officer

ACCEPTED:  /s/ CLINT CHAO                 DATED:    4/20/98
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